Exhibit 15.1
September 6, 2005
Board of Directors and Stockholders
PetSmart, Inc.
Phoenix, Arizona
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of PetSmart, Inc. and subsidiaries for the 13-week and 26-week periods ended July 31, 2005 and August 1, 2004, as indicated in our report dated September 6, 2005 (which report included an explanatory paragraph related to the restatement of the financial statements); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 2005, is incorporated by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-98170, 333-01632, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160, and 333-108160 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Phoenix, Arizona